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Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
GST TELECOM INC., et al.,	)	Case No. 00-1982 (GMS)
)
Debtors.	)	Jointly Administered

AMENDED AND RESTATED MODIFICATIONS TO
DEBTORS' FIRST AMENDED JOINT PLAN OF LIQUIDATION

        The above-captioned debtors and debtors in possession (collectively, the "Debtors"), by and through their undersigned counsel, hereby submit these Amended and Restated Modifications to the First Amended Joint Plan of Liquidation of GST Telecom Inc., et al., dated December 3, 2001, (the "Plan"),(1) pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019.

(1)
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

        1.    The Modifications to the First Amended Joint Plan of Liquidation of GST Telecom Inc., et al., dated December 3, 2001, filed by the Debtors on January 28, 2002 are hereby amended and restated in their entirety as follows, and the Plan shall be, and hereby is, modified as follows:(2)

(2)
For ease of comparison, deletions to the Plan have been indicated in strikethrough text and additions to the Plan have been indicated in bold, double underlined text.

          a.    Section 1.52 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    The Creditor Releasees shall include (i) the officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents of the Debtors in each case as of the Petition Date or that have become officers and/or directors thereafter (excluding Claims against professionals relating to the prepetition Claims of such professionals asserted in the Chapter 11 Cases), (ii) the DIP Agent and the DIP Lenders, (iii) the Creditors' Committee solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors, and its agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases, (iv) the Plan Administrator, and (v) Time Warner Telecom, Inc.

          b.    Section 1.54 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    The Debtor Releasees shall include (i) the officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents of the Debtors in each case as of the Petition Date or that have become officers and/or directors thereafter, (ii) the DIP Agent and the DIP Lenders, (iii) the Creditors' Committee solely with respect to each member's conduct in furtherance of its, his, or her duties as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors, and its agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases, (iv) the Plan Administrator, and (v) the Indenture

    Trustees and the Unofficial Secured Noteholders Committee and their respective agents, attorneys and other professionals acting in conjunction with the Chapter 11 Cases.

          c.    Section 1.67 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

Effective Date:	Except as provided in Article 11 hereof, the later of: (a) the first Business Day that is at least eleven (11) days after the Confirmation Date; and (b) the first Business Day on which no stay of the Confirmation Order is in effect and all conditions to the Effective Date set forth in Article 11 of the Plan have been satisfied or, if waivable, waived.

          d.    Section 5.4.2 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    Each holder of 13% Senior Discount Notes shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claims under the 13% Senior Discount Notes, in accordance with the amount of 13% Senior Discount Notes held by such holder on the Distribution Record Date and on account of such Claims, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, on the Effective Date, or as soon as is reasonably practicable thereafter, in an amount not to exceed the amount of its Allowed 13% Senior Discount Notes Claims, its share of Available Cash allocable on account of its Allowed 13% Senior Discount Notes Claims, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims and Allowed Other Unsecured Claims and the other holders of Allowed 13% Senior Discount Notes Claims.

          e.    Section 5.4.3 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    Each holder of an Allowed Other Unsecured Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Unsecured Claim, after (a) satisfaction in full or satisfaction in accordance with this Plan of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Claims, Allowed Priority Tax Claims and Allowed Trust Fund Claims as provided in Article 2 of the Plan, (b) the treatment provided in the Plan for Allowed Claims in Classes 1 and 2, and (c) the treatment provided in the Plan for Allowed GST Telecommunications Nonsubordinated Unsecured Claims provided in Section 5.4.1 of the Plan, its share of Available Cash allocable on account of its Allowed Other Unsecured Claim, shared Pro Rata with the holders of Allowed 10 1/2% Secured Notes Deficiency Claims, Allowed 13 1/4% Secured Notes Deficiency Claims and Allowed 13% Senior Discount Notes Claims and the other holders of Allowed Other Unsecured Claims, on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Other Unsecured Claim, or as soon thereafter as is practicable.

          f.      Section 12.4 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    Except as otherwise specifically provided in this Plan, neither any of the Debtors' present members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents nor the Creditors' Committee (solely with respect to its conduct as acommittee and not with respect to the actions of its members as individual creditors), nor any of such Creditors' Committee's present members (solely with respect to each member's conduct in furtherance of its, his, or her duties or activities as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or any of such parties' successors and assigns, shall have or incur, and all are hereby released from, any Claim, obligation, cause of action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission occurring after the Petition Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

    Except as otherwise specifically provided in this Plan, neither the Debtors nor any of the Debtors' successors and assigns, shall have or incur, and are hereby released from, any Claim, obligation, cause of action or liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

          g.    Section 12.5 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

            Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided in this Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Person has voted to accept the Plan and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

            Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred between the Petition Date and the Effective Date, other than as expressly provided in this Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Person has voted to accept the Plan and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess during the aforementioned period, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess during the aforementioned period, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess during the aforementioned period, and (d) asserting any Claims that are released hereby.

            The transfer of the assets and properties to the Purchasers, including Time Warner Telecom Inc., as part of the Asset Sales constituted sale in contemplation of this Plan. Accordingly, the sales of such assets and properties to the Purchasers, including Time Warner Telecom Inc., are transfers made pursuant to section 1146(c) of the Bankruptcy Code. Pursuant to section 1146 of the Bankruptcy Code and other orders entered in the Chapter 11 Cases, the Asset Sales and the assets and properties acquired in connection therewith may not be taxed under any law imposing a Transfer Tax. Accordingly, all Persons who have held, hold or may hold claims, rights or causes of action for Transfer Taxes, regardless of whether such Person has voted to accept the Plan, and any successors, assigns or representatives of the foregoing, shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Transfer Tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or other with respect to any Transfer Tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales and (d) asserting any Transfer Tax Claims that are held unenforceable hereby.

            Irrespective of whether such Secured Indenture Claims are paid pursuant to this Plan or a Final Order granting the relief sought in the Secured Notes Collateral Value Motion, on the Effective Date, all Persons holding Secured Indenture Claims shall be precluded and permanently enjoined from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (d) asserting any Secured Indenture Claims that are paid in accordance with such Final Order or the Plan.

          h.    Section 12.7 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

          As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Creditor Releasees in the Plan and in the Chapter 11 Cases, each present and former holder of a Claim or Interest will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan against Creditor Releasees, except for their willful misconduct or gross negligence. This section shall not be deemed a release by the Debtors.

          i.      Section 12.8 of the Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

    Except as expressly set forth in the Plan, following the Effective Date, none of the Debtors' respective members, officers, directors, employees, advisors, attorneys, professionals and agents, the Plan Administrator, the Creditors' Committee, the Reconstituted Committee or any of their respective members, officers, directors, employees, advisors, attorneys, professionals or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission occurring after the Petition Date in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with this Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

    Except as expressly set forth in the Plan, following the Effective Date, the Debtors shall not have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with this Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

        2.    In accordance with the requirements of section 1127(a) of the Bankruptcy Code, the modifications set forth in paragraph 1 above (the "Modifications") do not cause the Plan to fail to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code.

        3.    The Modifications do not adversely affect the treatment under the Plan of the claim of any creditor or the interest of any equity security holder of the Debtors that has not expressly agreed to the Modifications. Accordingly, no resolicitation of votes is necessary pursuant to sections 1125 and 1127(c) of the Bankruptcy Code and, pursuant to section 1127(d) of the Bankruptcy Code, the Plan, as amended by the Modifications, should be deemed by the Court to be accepted by all creditors and equity security holders who previously accepted or were deemed to have accepted the Plan.

        4.    The Debtors reserve the right in their sole and absolute discretion to withdraw these Modifications, in whole or in part, at any time prior to the confirmation of the Plan.

Dated: February , 2002	Respectfully Submitted,
THE BAYARD FIRM
By:
Neil B. Glassman (No. 2087) Steven M. Yoder (No. 3885) 222 Delaware Avenue Suite 900 P.O. Box 25130 Wilmington, Delaware 19899 (302) 655-5000
-and-
LATHAM & WATKINS
By:
David S. Heller Richard A. Levy Josef S. Athanas Timothy A. Barnes Suite 5800 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606 (312) 876-7700
Attorneys for the Debtors and Debtors-in-Possession

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  Exhibit 2.2
IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
AMENDED AND RESTATED MODIFICATIONS TO DEBTORS' FIRST AMENDED JOINT PLAN OF LIQUIDATION